Exhibit 21.1

Garb Oil & Power Corporation

Subsidiaries of the Registrant

Name	Place of Incorporation

Resource Protection Systems GmBH (Former Subsidiary until August 21, 2013)	Iserlohn, Germany

Garb Global Services, Inc. (Current Subsidiary since February 12, 2014)	Florida, USA